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                                    EXHIBIT 23.1

         REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE



To The Board of Directors and Stockholders of QCS Corporation:

Our report on the consolidated financial statements of QCS Corporation is included on page F-1 of this Form 10-KSB. In connection with our audits of such financial statements, we have also audited the related financial statement schedule on page F-18 of this Form 10-KSB.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.




San Jose, California                               PricewaterhouseCoopers LLP
August 21, 1998


                                         F-20